UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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TIB FINANCIAL CORP.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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599 9th Street North, Suite 101
Naples, Florida 34102-5624

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on May 24, 2011

To Our Shareholders:

We cordially invite you to attend the 2011 Annual Meeting of Shareholders of TIB Financial Corp., which we are holding on Tuesday, May 24, 2011, at 8:30 a.m. at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102 for the following purposes:

(1)
To elect four nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2013, and two nominees to serve as a Class II directors with terms continuing until the Annual Meeting of Shareholders in 2012;

(2)
To ratify the action of the Audit and Risk Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve a nonbinding advisory proposal on TIB Financial Corp.’s executive compensation matters (commonly referred to as a “say on pay”);

(4)	To approve a nonbinding advisory proposal on the frequency of future advisory proposals on TIB Financial Corp.’s executive compensation matters (commonly referred to as a “say on frequency”); and

(5)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 8, 2011 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please vote by telephone or internet, or complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ R. Eugene Taylor
R. Eugene Taylor
Chairman and Chief Executive Officer
Naples, Florida
April 29, 2011

TIB FINANCIAL CORP.
Holding Company for TIB Bank and Naples Capital Advisors, Inc.
599 9th Street North, Suite 101
Naples, Florida 34102-5624

PROXY STATEMENT

MEETING INFORMATION

Annual Meeting of Shareholders To Be Held on May 24, 2011

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of TIB Financial Corp. (the “Company”) on or about April 29, 2011, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 24, 2011, at 8:30 a.m. at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on May 24, 2011

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010 are also available on the Internet at https://materials.proxyvote.com.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•
To elect four nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2013, and two nominees to serve as a Class II directors with terms continuing until the Annual Meeting of Shareholders in 2012;

•
To ratify the action of the Audit and Risk Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	To approve a nonbinding advisory proposal on TIB Financial Corp.’s executive compensation matters (commonly referred to as a “say on pay”);

•	To approve a nonbinding advisory proposal on the frequency of future advisory proposals on TIB Financial Corp.’s executive compensation matters (commonly referred to as a “say on frequency”); and

•	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

VOTING PROCEDURES
How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Monday, May 23, 2011, at 11:59 p.m. Eastern Daylight Time. If you vote by telephone, you need not return your proxy card.

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is May 23, 2011, at 11:59 p.m. Eastern Daylight Time. If you vote over the Internet, you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by May 23, 2011.

•
Voting in Person. You can vote in person at the annual meeting if you are the record owner of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 8, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the Annual Meeting. As of the close of business on April 8, 2011, the Company had outstanding 12,349,935 shares of its common stock (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum.

How You Can Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Brokers are no longer permitted to vote in the election of directors if the broker has not received instructions from the beneficial owner. It is particularly important, if you are a beneficial owner, that you instruct your broker how you wish to vote your shares.

How Your Proxy Will Be Voted

If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted:

•	for or against all, some or none of the nominees for director;

•	for or against the ratification of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for our fiscal year 2011;

•	for or against the nonbinding “say-on-pay” resolution; and

•	for annual, bi-annual or tri-annual future nonbinding “say-on-pay” resolutions.

If  the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the first three proposals set forth in the accompanying “Notice of Annual Meeting of Shareholders,” for future “say-on-pay” votes to occur every three years and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it before it is voted by:

•	attending the annual meeting and voting in person;

•	timely delivering a written revocation to our Secretary;

•	timely submitting another signed proxy card bearing a later date; or

•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

Vote Required

Directors will be elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Thus, the six nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes. Abstentions and broker non-votes will have no effect on the election of the director nominees.

The say-on-frequency proposal will also be determined by a plurality vote, meaning the frequency option that receives the most affirmative votes of the votes cast is the one that will be deemed approved by the shareholders.  Abstentions and broker non-votes will not affect the outcome of this proposal.

The remaining proposals will be approved if the votes cast for approval exceed the votes cast against approval. Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

North American Financial Holdings, Inc. (“NAFH”) beneficially owns Common Stock entitling them to approximately 97% of the votes entitled to be cast by all shareholders of the Company and has indicated that it will vote in favor of all of the proposals and in favor of future advisory proposals on executive compensation matters occurring every 3 years.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 20, 2011 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of Mr. Boaz and Mr. Gutman and each of the named executive officers is in care of the Company’s address, which is 599 9th Street North, Suite 101, Naples, FL 34102. The mailing address of the remaining directors is in care of North American Financial Holdings, Inc.’s address, which is 9350 South Dixie Highway, Suite 1120, Miami, Florida 33156.

The percentages shown below have been calculated based on 12,349,935 total shares of Common Stock outstanding as of April 20, 2011.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)	Number of Shares Acquirable within 60 Days (2)	Percent of Class

5% Shareholders
North American Financial Holdings, Inc.	11,666,667	11,666,667	97.16%

Directors and Director Nominees
Bradley A. Boaz	142	—	*
Peter N. Foss	—	—	*
Howard B. Gutman (3)	9,530	—	*
William A. Hodges	—	—	*
Christopher G. Marshall (4)	11,666,667	11,666,667	97.16%
R. Bruce Singletary (4)	11,666,667	11,666,667	97.16%
R. Eugene Taylor (4)	11,666,667	11,666,667	97.16%

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)	Number of Shares Acquirable within 60 Days (2)	Percent of Class

Named executive officers
Christopher G. Marshall (4)	11,666,667	11,666,667	97.16%
R. Bruce Singletary (4)	11,666,667	11,666,667	97.16%
R. Eugene Taylor (4)	11,666,667	11,666,667	97.16%
Michael D. Carrigan (5)	1,200	510	*
Stephen J. Gilhooly (6)	234	362	*
Thomas J. Longe (7)	1,258	267	*
Michael H. Morris	—	—	*
Alma R. Shuckhart (8)	3,797	398	*

All directors and executive officers as a group (12 persons) (9)	11,682,828	11,668,204	97.22%

  * Less than one percent

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This column reflects the number of shares of Common Stock that could be purchased by exercise of warrants or options to purchase Common Stock on April 20, 2011 or within 60 days thereafter.

(3)
Includes 2,091 shares held jointly with Mr. Gutman’s wife, 22 shares held in an IRA, and 6,950 shares held by Premier Insurance, LLC. He is the sole shareholder of HBG Insurance, Inc., a member of Premier Insurance and is the Managing Member of Premier Insurance. He disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest herein.

(4)
Each of Messrs. Marshall, Singletary and Taylor hereby disclaims beneficial ownership of the securities owned directly or indirectly by NAFH, except to the extent of his pecuniary interest therein, if any.

(5)	Includes 1,157 shares held jointly with Mr. Carrigan’s wife, and 43 shares held in an IRA.

(6)	Includes 234 shares held in an IRA.

(7)	Includes 1,258 shares held in an IRA.

(8)	Includes 3,376 shares held jointly with Mrs. Shuckhart’s husband.

(9)
Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Messrs. Carrigan, Gilhooly, Longe and Morris and Ms. Shuckhart, each of whom is a named executive officer of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
General

On September 30, 2010, pursuant to an agreement with North American Financial Holdings, Inc. (“NAFH”) (the “Investment Agreement”),  the Company issued and sold to NAFH 7,000,000 shares of Common Stock, 70,000 shares of Series B Preferred Stock and a warrant to purchase up to 11,666,667 shares of Common Stock of the Company for aggregate consideration of $175 million (the “Investment”). NAFH’s funds for the Investment came from its working capital. As a result of the Investment and the Company’s rights offering on January 18, 2011, NAFH currently owns approximately 97% of the Company’s common stock. Upon closing of the Investment, R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and as members of the Company’s Board of Directors. In addition, the Company’s Board of Directors was reconstituted with a combination of the three aforementioned executive officers, two existing members (Bradley A. Boaz and Howard B. Gutman) and two additional NAFH-designated members (Peter N. Foss and William A. Hodges).

As the Company’s controlling shareholder, NAFH has the power to control the election of the Company’s directors, determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to the Company’s shareholders for approval. NAFH also has sufficient voting power to amend the Company’s organizational documents. In addition, five of our seven directors, including our Chief Executive Officer, our Chief Financial Officer, and our Chief Risk Officer are affiliated with NAFH.

 The Board of Directors is divided into two classes, as nearly equal in number as feasible. Each year the shareholders elect the members of one of the two classes to a two-year term of office. The term of office of the Class I directors expires at the 2011 Annual Meeting, and the term of office of the Class II directors expires at the 2012 Annual Meeting, or in any event at such time as their respective successors are duly elected (or appointed) and qualified or their earlier resignation, death or removal from office. Pursuant to the Company’s Restated Articles of Incorporation, the term of office of directors who were elected by the board to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next annual meeting of shareholders. In 2010, the Board of Directors appointed the following individuals to the Board of Directors to fill vacancies: Peter N. Foss, Christopher G. Marshall and R. Bruce Singletary as Class I directors; and William A. Hodges and R. Eugene Taylor as Class II directors. All of the directors who were appointed by the Board of Directors in 2010 are standing for election at the 2011 Annual Meeting of Shareholders.

Director Independence

Because NAFH holds approximately 97% of the voting power of the Company, under NASDAQ Listing Rules, the Company qualifies as a “controlled company” and, accordingly, is exempt from the requirement to have a majority of independent directors, as well as certain other governance requirements. However, as required under NASDAQ Listing Rules, the Audit and Risk Committee of the Board of Directors is comprised entirely of independent directors. Our Board of Directors has determined that Messrs. Boaz, Foss, Gutman and Hodges meet the definition of “Independent Director” as that term is defined in NASDAQ Listing Rules. In determining director independence, the Board considers all relevant facts and circumstances, and the Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. As members of management, Messrs. Taylor, Marshall and Singletary would not be considered independent under current NASDAQ Listing Rules.

The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

Class I (Term Expiring 2011)	Class II (Term Expiring 2012)

Peter N. Foss	Bradley A. Boaz
Howard B. Gutman	William A. Hodges
Christopher G. Marshall	R. Eugene Taylor
R. Bruce Singletary

Board of Directors Meetings

Our Board of Directors held 12 regular meetings during the 2010 fiscal year. Each director attended at least 75% of the board meetings and committee meetings of which such director was a member.

Policy on Attendance at Annual Meetings of Shareholders. We have a policy that requires directors who are up for election at an annual meeting to attend the annual meeting, unless excused from attending the meeting for a reason approved by a majority of the Board. At last year’s Annual Meeting of Shareholders, held on May 25, 2010, all of the Company’s eight directors were present and in attendance.

Board of Directors Committees

The Board of Directors currently has three standing committees, the Audit and Risk Committee, the Compensation Committee, and the Corporate Governance and Nomination Committee.

Audit and Risk Committee. The Audit and Risk Committee was established by the Board of Directors to oversee the Company’s accounting and financial reporting process, including the Company’s internal control over financial reporting and audits of the Company’s financial statements. In connection with such oversight responsibilities, the Audit and Risk Committee reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm. The Audit and Risk Committee also has the sole authority and responsibility to select, determine compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit and Risk Committee operates pursuant to a charter that is available on our website at www.tibfinancialcorp.com or free of charge upon written request to the attention of Nancy A. Snow, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624. During 2010, the Audit and Risk Committee met ten times.

The members of the Audit and Risk Committee for 2011 are Peter N. Foss (Chairman), Bradley A. Boaz and William A. Hodges. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Foss, Boaz and Hodges are “Independent Directors” as that term is defined by Nasdaq Listing Rules, including the special independence requirements applicable to audit committee members. The Board of Directors also has determined, in its business judgment, that Mr. Boaz is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit and Risk Committee, see “Audit and Risk Committee Report” below, which is incorporated into this section by reference.

Compensation Committee. The role of the Compensation Committee is to approve the compensation of the Company’s officers and to administer certain of the Company’s benefit plans. The Compensation Committee operates pursuant to a charter that is available on our website at www.tibfinancialcorp.com or free of charge upon written request to the attention of Nancy A. Snow, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624. During 2010, the Compensation Committee met seven times. The members of the Compensation Committee for 2011 are Peter N. Foss (Chairman), Bradley A. Boaz, Howard B. Gutman and William A. Hodges and R. Eugene Taylor. With the exception of Mr. Taylor, none of the current members of the Compensation Committee are employed by the Company. For additional information regarding the Compensation Committee, see “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Corporate Governance and Nomination Committee. The Corporate Governance and Nomination Committee operates pursuant to a written charter under which it exercises general oversight of the governance of the Board of Directors by developing and recommending to the Board, Corporate Governance Policies and Guidelines applicable to us and monitoring our compliance with these policies and guidelines. A copy of the charter is available on our website at www.tibfinancialcorp.com. The Board believes such Corporate Governance Policies and Guidelines are consistent with sound corporate governance practices, ethical business conduct, and financial transparency; will represent the majority interests of the shareholders; and will comply with applicable legal, regulatory and other requirements. The Committee has the exclusive right to recommend candidates for election as directors to the Board. During 2010, the Corporate Governance and Nomination Committee met nine times. Currently, all members of the Company’s Board of Directors are also members of the Corporate Governance and Nomination Committee. We do not have a formal diversity policy, and Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the directors’ vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on our matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to age, race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance and Nomination Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and the directors on the committee recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. With respect to directors who are nominated for re-election, the directors also consider the director’s previous contributions to the Board of Directors. A majority of the directors on the board recommended the slate of directors proposed for election at the Annual Meeting.

The policy of the Board of Directors is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders; however, such nominations are not actively solicited. The Board of Directors does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing board committees by writing directly to those individuals at TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624, attention: Ms. Nancy A. Snow, Secretary. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Business Conduct and Ethics

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) for directors of the Company. The Company defines proper business and ethical behavior as: A rule of conduct conforming to accepted standards of professional and social behavior and adhering to honest, right minded and virtuous moral principles. This Code of Ethics is intended to focus the Board and each director on areas of ethical risk, provide guidance to directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and maintain our culture of honesty and accountability in accordance with our Corporate Governance Guidelines. The Code of Ethics is available at www.tibfinancialcorp.com or free of charge upon written request to Nancy A. Snow, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our directors or executive officers, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at www.tibfinancialcorp.com or by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

The Company’s Board of Directors has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. It is the Board’s view that rather than having a rigid policy, the Board, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the offices of Chairman and Chief Executive Officer should be separate. Prior to completion of the NAFH Investment on September 30, 2010, the positions of Chairman and Chief Executive Officer were not held by the same individual. Since September 30, 2010, R. Eugene Taylor has served as both the Chairman of the Board and the Chief Executive Officer. While the Company does not have a “lead” independent director, all of the Directors serving on the Audit and Risk Committee are independent.

The Board of Directors oversees risk, principally through the Audit and Risk Committee, which reports directly to the Board. The Audit and Risk Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit and Risk Committee focuses on, and has oversight responsibility of, risk associated with the Company’s internal control over financial reporting and audits. In particular, the Audit and Risk Committee discusses with management, the internal auditors, and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance.

The Audit and Risk Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements. The Compensation Committee is responsible for considering the risks that may be implicated by the Company’s executive compensation programs and reviews those risks with the Company’s Board of Directors.

While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. The Company believes this division of responsibility is the most effective approach for addressing the risks the Company faces and that its board leadership structure supports this approach. The Company understands that different board leadership structures may be suitable for companies in different situations. The Board of Directors will continue to reexamine the Company’s corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will consider the election of four nominees to serve as Class I directors until the 2013 Annual Meeting of Shareholders and two nominees to serve as Class II directors until the 2012 Annual Meeting (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The nominees are presently directors of the Company.

There are no family relationships among the Company’s directors, director nominees or executive officers. There are no material proceedings to which any of the Company’s directors, director nominees or executive officers, or any associate of any of the Company’s directors, director nominees or executive officers, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

To the Company’s knowledge, none of its directors, director nominees or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors) and none of its directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than six nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the board’s nominees and directors whose terms of office will continue after the Annual Meeting:

Name	Position with Company	Age	Year First Elected Director

Class I

Peter N. Foss (1)(2)(3)	Director	67	2010

Howard B. Gutman (2)(3)	Director	57	2008

Christopher G. Marshall (3)	Executive Vice President, Chief Financial Officer and Director	51	2010

R. Bruce Singletary (3)	Executive Vice President, Chief Risk Officer and Director	60	2010

Class II

Bradley A. Boaz (1)(2)(3)	Director	51	2008

William A. Hodges (1)(2)(3)	Director	62	2010

R. Eugene Taylor (2)(3)	President, Chief Executive Officer and Chairman of the Board	63	2010

(1)	Member of Audit and Risk Committee

(2)	Member of Compensation Committee

(3)	Member of Corporate Governance and Nomination Committee

Class I

Peter N. Foss. Mr. Foss, who is 67, serves on the Board of Directors of NAFH. Mr. Foss is an independent director and was appointed as a director on our Board of Directors on September 30, 2010 upon NAFH’s designation pursuant to the Investment Agreement. Peter Foss has been President of the General Electric Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss has served as General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 29 years, and prior to this assignment, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN ®  film in the 1970s and was the Market Development Manager on the ULTEM ®  introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions including leading the GE Plastics effort in Mexico in the mid 1990s. Mr. Foss is a director of Capital Bank Corporation, a bank holding company in which NAFH has a majority interest. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss has gained extensive experience in managing and executing complex projects and has overseen large-scale sales efforts in his prior positions, as set forth above. This background gives him valuable perspective on operating concerns relevant to our business.

Howard B. Gutman. Mr. Gutman, who is 57, is an independent director, has been a director of the Company and of TIB Bank since 2008. He is President of The Lutgert Companies, where he has served in various roles for 34 years. The Lutgert Companies include Premier Properties, Lutgert Insurance, Lutgert Title, and development of both residential and commercial real estate projects. A founding member of The Education Foundation of Collier County, Mr. Gutman serves on the local advisory board of the University of Florida Foundation as well as the advisory board for the Bergstrom Center for Real Estate Studies at the University of Florida. He is a member of the International Council of Shopping Centers, a former Collier County advisory board member of Northern Trust Bank and a current board member of the Collier County Winged Foot Athletic Scholarship Foundation. He is co-founder of the Gulfshore Shootout Basketball Tournament and Scholarship Fund and has been involved with many youth-related programs associated with the YMCA, Optimist Club and Greater Naples Little League.

The professional experience of having been involved with obtaining financing with financial institutions for over $1.0 billion of real estate development loans and managing the related commercial and residential real estate projects and investments brings the Board of Directors extensive real estate industry experience from a borrower’s perspective. In addition to his professional experience representative of a large segment of our loan portfolio customer base, he brings experience in project feasibility evaluation and being responsible for strategic direction.

Christopher G. Marshall. Mr. Marshall, who is 51, is the Chief Financial Officer of NAFH. Mr. Marshall was appointed as a director on our Board of Directors and the board of directors of TIB Bank, and as Chief Financial Officer of both the Company and of TIB Bank on September 30, 2010 upon NAFH’s designation pursuant to the Investment Agreement. Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer of GMAC (Ally Bank) and as an advisor to the Blackstone Group, an investment and advisory firm. From 2006 through 2008, Mr. Marshall served as the CFO of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006 after holding various positions throughout Bank of America beginning in 2001. Prior to joining Bank of America, Mr. Marshall served as CFO and COO of Honeywell Global Business Services from 1999 to 2001. From 1995 to 1999, he served as CFO of AlliedSignal Technical Services Corporation. Prior to that, he held several managerial positions at TRW, Inc. from 1987 to 1995. Mr. Marshall is a director of Capital Bank Corporation, a bank holding company in which NAFH has a majority interest. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

Mr. Marshall brings to our Board of Directors extensive experience from service in leadership positions, including his tenure as Chief Financial Officer of Fifth Third Bancorp, and in other operating roles at both financial and non-financial companies.

R. Bruce Singletary. Mr. Singletary, who is 60, is the Chief Risk Officer of NAFH. Mr. Singletary was appointed as a director on our Board of Directors and the board of directors of TIB Bank, and as Chief Risk Officer of both the Company and of TIB Bank on September 30, 2010 upon NAFH’s designation pursuant to the Investment Agreement. Prior to joining NAFH, he spent 31 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank in January 1992, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank from 1990 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the Southeast. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary is a director of Capital Bank Corporation, a bank holding company in which NAFH has a majority interest. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Masters of Business Administration degree from Georgia State University.

Mr. Singletary has substantial experience in the banking sector and brings a perspective reflecting many years of overseeing credit analysis at complex financial institutions, which qualify him to serve as a director.

Class II

Bradley A. Boaz. Mr. Boaz, who is 51, is an independent director and has been a director of the Company since his appointment in November 2008. He has served the Barron Collier Companies (BCC) in various positions since 1990 where he currently serves as Executive Vice President and Chief Financial Officer. His tenure at the BCC has included the responsibilities of Chief Financial Officer along with oversight of the Treasury Services, Taxation, Accounting, Information Technology and Legal Services functions. Mr. Boaz is an active Naples community leader being affiliated with the Greater Naples Chamber of Commerce, Leadership Collier Foundation, Collier County Productivity Committee and Florida Taxwatch. Mr. Boaz attended Leadership Institute 2005 and is a graduate of the Leadership Collier Class of 2002. Additionally, Mr. Boaz served as a board member of the Economic Development Council for Collier County from 2000 to 2005, as former Co-chairman of the Economic Development Council Public Policy Committee and as an Executive Committee Member of the Economic Development Council for Collier County.

The professional experience as the Chief Financial Officer at Barron Collier Companies and 10 years of public accounting experience with KPMG serving financial institutions qualifies Mr. Boaz as a financial expert bringing to our board relevant experience with accounting and reporting issues, SEC filings and complex corporate real estate and finance transactions. Additionally, his tenure with the Barron Collier Companies provides the board of directors with significant first hand knowledge of the skills and requirements necessary to attract, retain, manage and evaluate a successful management team as well as in depth insight into the Southwest Florida economy, real estate market and business environment.

William A. Hodges. Mr. Hodges, who is 62, is a member of the Board of Directors of NAFH. Mr. Hodges is an independent director and was appointed as a director on our Board of Directors on September 30, 2010 upon NAFH’s designation pursuant to the Investment Agreement. Mr. Hodges has been President and Owner of LKW Development LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for ten years in various functions at Bank of America. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to the Bank of America acquisition, he served as Market President and Head of Mid-Atlantic Commercial Banking for NationsBank from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank (NCNB), where he worked for twenty years in various roles, including Chief Credit Officer of Florida operations and as a manager in the Real Estate Banking and Special Assets Groups. Mr. Hodges is a director of Capital Bank Corporation, a bank holding company in which NAFH has a majority interest. Mr. Hodges earned a bachelor’s degree in history from the University of North Carolina at Chapel Hill and a master’s degree in finance from Georgia State University.

Mr. Hodges’ substantial experience in the banking and real estate sectors allows him to bring to the board a valuable perspective on matters that are of key importance to the discussions regarding the financial and other risks faced by the Company.

R. Eugene Taylor. Mr. Taylor, who is 63, is the Chairman and Chief Executive Officer of NAFH. Mr. Taylor assumed the title of Chief Executive Officer of the TIB Financial Corp. and TIB Bank, and was appointed Chairman of the Board of Directors of the Company and TIB Bank on September 30, 2010 upon NAFH’s designation pursuant to the Investment Agreement. Prior to founding NAFH in 2009, Mr. Taylor served as an advisor to Fortress Investment Group, a global investment management firm. Prior to his role at Fortress, Mr. Taylor worked at Bank of America where he served in leadership positions across the United States. In 2001, he was named President of Bank of America Consumer & Commercial Banking, and in 2005, he became President of Global Corporate & Investment Banking and was named Vice Chairman of the corporation. He also served on Bank of America’s Risk & Capital and Management Operating Committees. Mr. Taylor is the Chairman of the board of directors of Capital Bank Corporation, a bank holding company in which NAFH has a majority interest. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University.

Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualify him to serve as the Chairman of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, which we refer to herein as the “CD&A,” describes the Company’s executive compensation philosophy, components and policies, including analysis of the compensation earned by the Company’s named executive officers as detailed in the accompanying tables. Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO on September 30, 2010 in connection with the closing of the Investment as discussed above. The compensation of these executives is paid directly by NAFH. During 2010, no amount of base salary, bonus or other compensation was paid to these executives by the Company. A portion of the base salaries and incentive compensation paid to these individuals by NAFH for their service to the Company was allocated solely for the purpose of the disclosures herein. Such allocation was based upon an estimate of the proportion of their service to NAFH which benefited the Company during the period from September 30, 2010 through December 31, 2010. These amounts were not charged to, accrued by or recorded as expense by the Company and are not reimbursable by the Company. As the Company and the Compensation Committee did not establish the compensation programs for these executives, the discussion that follows pertains solely to the other named executive officers. Since no compensation is paid directly by the Company to Messrs. Taylor, Marshall and Singletary, the disclosure in the CD&A does not address their compensation, which is determined by the Board of Directors or Compensation Committee of NAFH.

Executive Summary

In 2010, the Company continued to face a challenging, unstable and unprecedented economic environment, marked by increasing difficulty in certain real estate markets that affected loans made by TIB Bank and by continued unemployment in the regions served by TIB Bank and in the State of Florida generally. Despite the effects of a weak economy, the Company continued to focus on improving the Company’s fundamental performance metrics, including increasing deposits and net interest income. During 2010, our Compensation Committee (the “Committee”) balanced the need for designing an executive compensation program that enables the Company to attract and retain executive talent and creates a “pay for performance” environment with the need for prudent and rational compensation decisions that took into account the unprecedented economic challenges facing the Company and the banking industry generally. A few of the significant executive compensation decisions made by the Committee in 2010, which were influenced by the economic uncertainty faced by the Company and the people and businesses served by TIB Bank, included determining that named executive officers would not be eligible for merit adjustments to base compensation, grants of equity awards or annual incentive compensation during 2010.

The Committee will continue to evaluate these decisions throughout 2011. On a regular basis, the Committee will assess whether these decisions continue to be in the Company’s best interest as the economic environment continues to evolve, while taking into consideration the Company’s need to maintain stability and retain qualified individuals in its executive leadership positions.

In 2008, the Company participated in the Capital Purchase Program (“CPP”) pursuant to the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program (“TARP”). As discussed below, the Company’s participation in the CPP resulted in restrictions related to executive compensation. The Company has taken a number of steps to comply with the restrictions imposed by our participation in the CPP. Further, the Committee has considered the Company’s participation in the CPP and the restrictions on CPP participants under the Emergency Economic Stabilization Act (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) in setting the compensation for the named executive officers in 2009 and 2010. In connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with TARP were repurchased during 2010. Accordingly, as of September 30, 2010, the Company no longer participates in the Treasury’s CPP.

Current Named Executive Officers

The following executives were named executive officers for 2010:

Name	Position

R. Eugene Taylor	Chairman and Chief Executive Officer of the Company and TIB Bank

Christopher G. Marshall	Director and Chief Financial Officer of the Company and TIB Bank

R. Bruce Singletary	Director and Chief Risk Officer of the Company and TIB Bank

Michael D. Carrigan	Former Chief Executive Officer and President of TIB Bank and current Executive Vice President and Commercial Bank Executive of TIB Bank

Stephen J. Gilhooly	Former Chief Financial Officer and Treasurer of the Company and the Chief Financial Officer of TIB Bank, and current Executive Vice President and Treasurer of the Company and TIB Bank

Thomas J. Longe	Former Chief Executive Officer and President and current Executive Vice President and Market President of TIB Bank

Michael H. Morris	Executive Vice President of TIB Bank and Chief Executive Officer and President of Naples Capital Advisors, Inc.

Alma R. Shuckhart	Former Chief Credit Officer and current Executive Vice President and Senior Credit Executive of TIB Bank

Compensation Philosophy and Objectives

The Committee is committed to maintaining an executive compensation program that will contribute to the achievement of the Company’s business objectives. For 2010, the Committee believes that the Company had an executive compensation program that:

•	fulfilled the Company’s business and operating needs, conformed with its general human resource strategies and enhanced shareholder value; and

•
enabled the Company to attract and retain the executive talent essential to the Company’s achievement of its short-term and long-term business objectives while balancing the need to consider weak economic conditions and the Company’s financial performance in compensation decisions.

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives, our executive officer compensation philosophy includes the following four principles:

(i)	Compensation should be related to performance.

We believe that a significant portion of an executive officer’s compensation should be tied not only to individual performance, but also to the performance of the officer’s business unit, division, department or function and our overall performance measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, executive officers should be paid at or more than expected levels. When our performance does not meet expectations, cash bonus incentive compensation, if any, should be less than such levels. Due to the Company’s projected results for 2010 relative to its short-term financial goals, the Committee determined it would be inappropriate to consider cash based incentive compensation for 2010.

(ii)	Incentive compensation should represent a significant portion of an executive officer’s total compensation.

In order to significantly reduce the amount of compensation paid to the named executive officers when our overall performance is not optimum, a large portion of compensation should be paid in the form of short-term incentives. Executive officers have the incentive of increasing our profitability and shareholder return in order to earn a significant portion of their compensation package. As noted above, the named executive officers were not eligible to receive any cash bonus incentive compensation for 2010.

(iii)	Compensation levels should be competitive.

The Committee reviews the recommendations of the Chief Executive Officer and President with respect to the competitiveness of the compensation levels of executive officers. We believe that a competitive compensation program enhances our ability to attract and retain executive officers.

(iv)	Incentive compensation should balance short-term and long-term performance.

The Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executive officers will typically be provided both short- and long-term incentives. As long-term incentives, we provide executive officers and many other employees with the means to become shareholders of the Company or to share in the appreciation in value of our stock with shareholders. These opportunities include stock option grants, the employee stock purchase plan and restricted stock awards.

Process for Determining Executive Compensation

The Board of Directors and the Committee believe that the performance of each of the named executive officers has the potential to impact both the short-term and long-term profitability of the Company. Therefore, the Board of Directors and the Committee place considerable importance on the design and administration of the executive compensation program.

The Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company’s senior management team, including the named executive officers. Specifically, the Committee makes all compensation decisions for the named executive officers, approves recommendations regarding any equity awards to all officers of the Company and reviews total compensation for the senior management team. The Committee strives to ensure that the total compensation paid to executive management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of executive management are similar to those provided to other officers.

The Committee believes that the compensation of each named executive officer should reflect his or her individual performance and take into account the Company’s performance.

Role of Individual Performance

When making compensation decisions, the Committee considers a number of factors specific to each named executive officer’s role in the Company’s management. The Committee considers the unique characteristics and qualifications of each executive officer, including relevant experience, length of service with the Company, scope of responsibility and the demonstration of commitment to the Company’s strategic objectives.

Role of Company Performance

The Committee believes that the success of the Company is dependent upon, and reflective of, the performance of our senior management team, including the named executive officers, and our employees. Therefore, when determining compensation levels for executive officers, the Committee takes into account the Company’s performance based on quantitative and qualitative factors. The quantitative factors considered by the Committee include net income, asset growth, return on assets and return on equity. The Committee based many of its compensation decisions, including determining that named executive officers would not be eligible for merit adjustments to base compensation, grants of equity awards or annual incentive compensation during 2010 on the Company’s expected financial performance and the effect of weak economic conditions in 2008 through 2010.

The qualitative factors considered by the Committee include the achievement of the Company’s business plan and progress towards strategic objectives.

In making compensation decisions for each named executive officer in 2010, the Committee also considered the recommendations of our chief executive officer and the advice of Amalfi Consulting, an independent compensation consultant.

While the Committee considers input from these sources, it retains responsibility for, and exercises its judgment and discretion when determining, the overall compensation of our chief executive officers and approving the overall compensation of our other named executive officers.

Role of Independent Compensation Consultant

To assist it in making determinations regarding proper levels of executive compensation during 2010, the Committee engaged an independent compensation consultant, Amalfi Consulting (“Amalfi”), to conduct a review of the Company’s total compensation program for the chief executive officer prior to the Investment as well as for other key members of the senior management team. The Company’s compensation consultant provided the Committee with recommendations to consider when making compensation decisions for the chief executive officer and on the recommendations being made by the Company’s chief executive officer, for our named executive officers other than the chief executive officer. The recommendations made during 2010 included the following:

•	continue implementation of documentation requirements;

•	continue formalization of plan administration;

•	incorporate plan triggers;

•	explore the use of multi-year performance periods;

•	modify lender plans to include loan quality metrics;

•	update plans to include clawback provisions;

•	formalize discretionary incentive plans;

•	incorporate the use of restricted stock;

•	conduct pro-forma incentive modeling; and

•	review agreements for single trigger change in control payouts.

The Committee reviewed these recommendations in 2010 and decided to take no specific action during 2010 as the highest organizational priority for the named executive officers was the effort to raise additional capital which culminated in the Investment by NAFH. Prior to the Investment, the Committee was cognizant that any significant capital investment would result in organizational changes which would likely include restructuring compensation programs including the changes discussed elsewhere in this discussion.

Role of Benchmarking

We do not believe that it is appropriate to establish compensation levels based on benchmarking. We do believe, however, that information regarding pay practices at other companies is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the Company’s executive officers and the Committee consider in assessing the reasonableness of compensation.

Elements of Executive Compensation

Normally, we compensate our named executive officers through a mix of base salary, cash bonus incentive compensation and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our shareholders. However, in recent years, due to the projected financial performance of the Company as a whole, the Committee has determined that it would be inappropriate to consider cash bonus incentive compensation for the named executive officers. Accordingly in 2010, the named executive officers were not eligible to receive any such incentive compensation.

In general, our process begins with establishing individual and corporate performance objectives for executive officers for the year. Together with the Committee, we engage in a dialogue with the chief executive officer concerning strategic objectives. Collectively, we determine the measures to be considered in base salary, incentive and equity compensation, and the degree of difficulty in achieving specific performance targets.

The Committee does not target a specific mix of executive compensation by allocating total compensation across cash and noncash pay, or between current and long-term pay, or among different types of long-term incentive awards. The profile of the Company’s executive compensation is driven by decisions made for each component of pay separately, which the Committee intends to be appropriately market-competitive, as well as the impact of its decisions on total compensation.

The Company’s overall executive compensation program includes the following major elements:

Base Salary

Base salary is designed to compensate executives based upon their experience, duties and scope of responsibility. Base salaries are intended to be competitive relative to similar positions at reasonably comparable peer institutions in order to provide the Company with the ability to pay base salaries that will attract and retain employees with a proven track record of performance. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable institutions. While the Committee believes that benchmarking salaries provides a useful point of reference, it does not rely solely on benchmarking nor does the Committee intend to align salaries within any specific peer percentile ranges. Individual salaries may be above or below amounts paid to similarly situated employees at competitor institutions, depending on the executive’s tenure in his position, geographic location and performance.

Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. Due to the operating performance of the Company and the economic environment, the named executive officers’ 2010 base compensation remained at the same level as 2009 (except for Mr. Morris whose based salary was increased to incorporate a car allowance benefit which was terminated during November 2010 in a comprehensive companywide policy change, which eliminated such benefits for any employees receiving such an allowance in a consistent manner). The salaries paid to our named executive officers during 2010 are shown in the Summary Compensation Table below.

The following table shows annual base salaries in effect at the end of 2009 and 2010 for each named executive officer, as well as the percentage increase from 2009 to 2010.

Executive	2009 Base Salary	2010 Base Salary	Percent Increase

R. Eugene Taylor	N/A	$162,500 (1)	N/A

Christopher G. Marshall	N/A	$109,500 (1)	N/A

R. Bruce Singletary	N/A	$75,000 (1)	N/A

Michael D. Carrigan	$270,000	$270,000	0%

Stephen J. Gilhooly	$250,000	$250,000	0%

Thomas J. Longe	$250,000	$250,000	0%

Michael H. Morris	$300,000	$308,400	0%

Alma R. Shuckhart	$217,000	$217,000	0%

(1)
As discussed above, the salaries for Messrs. Taylor, Marshall and Singletary are paid by NAFH, Inc., the Company’s majority shareholder. Accordingly, the amounts presented herein reflect an allocation of each respective employee’s 2010 base salary. Such allocation is based upon an estimate of the relative proportion of the employees’ time devoted to service benefitting the Company.

Considering the salary levels set forth above, the annualized base salary rates for our named executive officers as a group were in line with our compensation philosophy and objectives.

Annual Incentive Compensation

Annual incentive compensation awards provide named executive officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide, business unit, division, department or function and, when established, individual performance goals. The Committee designs the annual incentive component of our compensation program to align named executive officers’ pay with our annual (short-term) performance. As discussed above, the Committee determined it would be inappropriate to consider cash incentive compensation for the named executive officers during 2010.

Equity Incentive Plan

Equity compensation is intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success, and to increase the value of the Company to its shareholders. On May 25, 2004, our shareholders approved the 2004 Equity Incentive Plan (the “Plan”). Our equity-based compensation program is a vital element of compensation used in motivation of the high-potential leaders who will drive our performance. The Plan also provides a significant incentive for our employees to sustain and enhance our long-term performance. Both the named executive officers and the Committee believe that the superior performance of these individuals will contribute significantly to our future success.

The Company awards equity grants without regard to any scheduled or anticipated release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the disclosure of information due to plans to make equity grants. Our consistent practice is that the exercise price for stock options is the closing price of the Company’s Common Stock on the date of grant.

The Committee approves grants of equity-based compensation, and all equity awards under the Plan are made completely at the discretion of the Board of Directors or the Committee.

No equity awards were granted to named executive officers in 2010.

Stock Ownership Guidelines. Our Board of Directors, upon the Committee’s recommendation, adopted Distribution Guidelines for the 2004 Plan which include stock ownership expectations for our named executive officers and certain other officers to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual named executive officer’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management’s commitment to value creation.

The Committee will annually review each named executive officer’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the named executive officers comply with the Guidelines no later than five years after the date appointed to a position subject to the Guidelines and have direct ownership of our common stock in at least the following amounts: 3 times base salary for the Chief Executive Officer and President, and 2 times base salary for each of the other named executive officers. During 2010, in consideration of the decline in value of our Common Stock and the effect of a reverse stock split, and the fact that the periods when insiders were allowed to purchase or sell shares of the Company’s common stock (commonly referred to as the “trading windows”) were extremely limited, the Committee temporarily suspended the stock ownership requirements for employees and directors.

Other Compensation Programs and Practices

Employee Stock Purchase Plan

We have an employee stock purchase plan, the purpose of which is to encourage and enable eligible employees to purchase our stock conveniently through payroll deductions at market prices. Named executive officers may participate in this plan on the same basis as all other eligible employees.

Retirement Plans and Other Benefit Plans

We offer a variety of health and welfare programs to all eligible employees. The named executive officers generally are eligible for the same benefit programs on the same basis as other employees. The health and welfare programs are intended to protect employees against catastrophic health care expenses and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. We provide full time employees, regularly scheduled to work 30 or more hours per week, long-term disability and basic life insurance at no cost to the employee.

We offer a qualified employee stock ownership plan with 401(k) provisions. All employees, including named executive officers, are generally eligible for this plan.

Employment Agreements and Arrangements

We have entered into employment agreements with the named executive officers other than Messrs. Taylor, Marshall and Singletary. These agreements generally provide for service in their current capacity for a three-year period or until we terminate employment or the employee resigns, if earlier. The agreements provide that the named executive officers are eligible for our employee benefit plans and other benefits provided in the same manner and to the same extent as to our other employees. For a description of these agreements, see “Employment Agreements.”

Change in Control Agreements

We have no Change in Control Agreements with any of the named executive officers other than the provisions of the named executive officers’ employment agreements. Certain other employees have employment or change in control agreements having similar provisions. All such provisions were terminated in connection with the Investment by NAFH on September 30, 2010.

Participation in the Treasury’s CPP

In connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with TARP were repurchased. Accordingly, as of September 30, 2010, the Company no longer participates in the Treasury’s CPP. During the time period in which the Company participated in the CPP, including 2009 and 2010, the Company was subject to certain executive compensation restrictions. Many of the restrictions placed on the Company by its participation in the CPP applied to what the Treasury refers to as the Company’s Senior Executive Officers (“SEOs”) and other highly-compensated employees. Each of the Company’s named executive officers was an SEO during the period of the Company’s participation in the CPP. The restrictions that applied to the Company during that period include:

•
Review of Arrangements To Ensure No Unnecessary or Excessive Risks:  The Company was prohibited from providing incentive compensation arrangements that encouraged its senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Compensation/Human Resources Committee was required to review senior executive officer compensation arrangements with the Company’s senior risk officer semi-annually to ensure that the SEOs were not encouraged to take unnecessary and excessive risks.

•
Binding SEO Agreements:  Before the Treasury would enter into the purchase agreement for the preferred stock and warrants, each SEO at that time executed an agreement to waive certain compensation, severance and other benefits possible under their employment agreements to the extent necessary to comply with EESA requirements as well as waive claims against the Treasury or the Company resulting from changes to his compensation or benefits.

•
Limit on Severance and Golden Parachute Payments:  The Company was prohibited from making payments to the Company’s five most highly-compensated employees upon a change in control of the Company or upon departure from the Company other than as a result of death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.

•
Prohibition on Cash Bonuses and Similar Payments:  ARRA generally prohibited the accrual and payment of any “bonus, retention award, or incentive compensation,” except for limited grants of restricted stock subject to specified vesting terms and other limitations, to the five most highly-compensated employees.

•
Luxury Expenditures:  The Company implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•
Clawback:  The Company is required to “clawback” any bonus or incentive compensation received by the SEOs and the next 20 most highly-compensated employees based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Prohibition on Tax Gross-ups: The Company was prohibited from making tax gross-ups or other similar reimbursements for tax payments to our SEOs and the next 20 most highly-compensated employees.

Tax Deductibility of Compensation

There are various provisions of the Internal Revenue Code which are considered by the Committee.

Section 162(m)

While the Company does not have a formal policy, it has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest. At this time, essentially all compensation paid to the named executive officers is deductible under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code, provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the three other highest paid executive officers other than the chief financial officer at the end of such year, which executives are referred to herein as covered employees, will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” and (ii) our shareholders are advised of, and approved, the material terms of the performance goals under which such compensation is paid and, under certain conditions, such shareholders have reapproved the material terms of the performance goals within the last five years.

Section 280G

The Company also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on its executive officers that might have the effect of frustrating the purpose(s) of such compensation. Internal Revenue Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment,” and Internal Revenue Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must be equal to or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. For a summary of the restrictions on severance payments see “Potential Payments upon Termination or Change in Control” below.

Indemnification Agreement

We have no indemnification agreements with any of the named executive officers of the Company or with any other employees other than certain provisions of our bylaws, which are consistent with Florida law.

Compensation Committee Report

In its review of the Company’s 2010 compensation plans and during the time the Company participated in the Treasury’s CPP and was subject to restrictions under EESA, ARRA and Treasury regulations in setting the compensation for the named executive officers:

(1)
The Committee reviewed with the senior risk officer the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
It reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

During 2010, the Committee determined that the design and administration of the compensation components are consistent with best practices and do not encourage excessive risk-taking by the Company’s SEOs or other employees. These conclusions were based on the following:

•	The Committee was composed of outside directors through September 30, 2010 with broad authority in the administration and policing of the Company’s compensation plans;

•	Plan participation was determined by the Committee, performance against the various provisions of the plans were monitored by the Committee and final payout approved by the Committee;

•
Levels of base compensation as well as selection for, and level of, participation in incentive plans were based upon a continuing assessment of broad based elements of character and overall contribution mitigating the ability to win through inappropriate levels of risk;

•	The components of compensation were examined to ensure that no one component represents an outsized opportunity; and

•
The compensation components are designed to provide an appropriate level of dynamic balance between short- and long- term performance horizons, insuring that performance for one horizon against the interests of the other does not result in a significant total payout.

The Committee has reviewed and discussed the foregoing CD&A with management, and, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Compensation Committee:

Peter N. Foss (Chairman)
Bradley A. Boaz
Howard B. Gutman
William A. Hodges

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee during 2010 are or were, during 2010 or formerly, officers or employees of the Company or TIB Bank, and none of the executive officers serve as a member of a compensation committee of any entity that has an executive officer serving as a member of the Committee. Each of the directors, directly and/or indirectly, holds Common Stock. See “Certain Transactions” below for additional information on transactions between the Company and certain of the directors.

Summary Compensation Table (2010)

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2010.

Name and Principal Position (1)	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

R. Eugene Taylor Chairman and Chief Executive Officer (7)	2010	$162,500	$162,500	$–	$–	$–	$–	$325,000

Christopher G. Marshall Director and Chief Financial Officer (7)	2010	109,500	109,500	–	–	–	–	219,000

R. Bruce Singletary Director and Chief Risk Officer (7)	2010	75,000	75,000	–	–	–	–	150,000

Thomas J. Longe Former President and Chief Executive Officer and current Market President of TIB Bank	2010 2009 2008	250,000 250,000 166,676	– – –	– – –	– – 20,892	– – 59,991	39,946 48,903 19,200	289,946 298,903 266,759

Stephen J. Gilhooly Former CFO and Treasurer and current Executive Vice President and Treasurer of TIB Bank	2010 2009 2008	250,000 250,000 225,002	– – –	– – –	– – 9,368	57,995 73,162 69,172	16,888 17,659 16,081	324,883 340,821 319,623

Michael D. Carrigan Former CEO and President of TIB Bank and current Executive Vice President and Commercial Bank Executive of TIB Bank	2010 2009 2008	270,000 269,616 265,010	– – –	– – 44,391	– – –	72,496 91,457 86,468	12,012 30,509 23,070	354,508 391,582 418,939

Michael H. Morris EVP of TIB Bank and Chief Executive Officer and President of Naples Capital Advisors, Inc.	2010 2009 2008	301,292 300,000 300,012	– – –	– – –	– – –	– – –	17,529 20,524 17,876	318,821 320,524 317,888

Alma R. Shuckhart Former SEVP and Chief Credit Officer and current Executive Vice President and Senior Credit Executive of TIB Bank	2010 2009 2008	217,000 217,000 215,258	– – –	– – –	– – 10,308	70,829 89,639 96,726	13,586 11,749 10,844	301,415 318,388 333,136

(1)
During 2008, 2009 and 2010, Mr. Longe served as President and Chief Executive Officer of the Company; Mr. Gilhooly served as Executive Vice President, Chief Financial Officer and Treasurer of the Company and TIB Bank; Mr. Carrigan served as President and Chief Executive Officer of TIB Bank; and Mrs. Shuckhart served as Senior Executive Vice President and Chief Credit Officer of TIB Bank. Effective as of the closing of the Investment, Mr. Longe was appointed the Market President for TIB Bank; and Mr. Gilhooly, Mr. Carrigan and Mrs. Shuckhart each were appointed an Executive Vice President of TIB Bank. Mr. Gilhooly continues to serve as Treasurer of the Company and TIB Bank. Mr. Morris continues to serve as Executive Vice President of TIB Bank, and CEO and President of Naples Capital Advisors, Inc.

(2)	For more detailed information on the Committee’s process and philosophy in setting base salary, please refer to the section entitled “Base Salary” in the Compensation Discussion and Analysis.

(3)	See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation” for a further discussion of annual cash bonus incentive compensation.

(4)
Amounts listed in the “Stock Awards” column and the “Option Awards” reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a further discussion of these awards, see Note 16 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(5)
The amount for Mr. Longe represents activity related to the provisions of the director deferred fee agreement, for which the accrued and vested balance as of December 31, 2008 was paid out in a lump sum distribution in 2009. The amounts for Messrs. Gilhooly and Carrigan and Mrs. Shuckhart represent activity related to the provisions of the salary continuation agreements discussed below.

(6)
The Company provides the named executive officers with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column for 2010 consist of (i) matching contributions by the Company under TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions; (ii) officer supplemental life and disability insurance; (iii) automobile allowances to certain executive officers or personal use of a company auto; and for Mr. Longe, $30,000 retainer for service on the Board of Directors.

(7)
The compensation of Messrs. Taylor, Marshall and Singletary is paid directly by NAFH. During 2010, no amount of base salary, bonus or other compensation was paid to these executives by the Company. A portion of the base salaries and incentive compensation paid to these individuals for their service to the Company was allocated solely for the purpose of the disclosures herein. Such allocation was based upon an estimate of the proportion of their service to NAFH which benefited the Company during the period from September 30, 2010 through December 31, 2010. These amounts were not charged to, accrued by or recorded as expense by the Company and are not reimbursable by the Company.

All Other Compensation

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table for 2010:

Name	Matching Contributions to Stock Ownership Plan	Officer Life and Disability Insurance	Automobile Allowance	Retainer for Service on Board of Directors	Total

R. Eugene Taylor	$–	$–	$–	$–	$–

Christopher G. Marshall	–	–	–	–	–

R. Bruce Singletary	–	–	–	–	–

Thomas J. Longe	6,125	3,821	–	30,000	39,946

Stephen J. Gilhooly	6,125	4,452	6,311	–	16,888

Michael D. Carrigan	6,125	4,703	1,184	–	12,012

Michael H. Morris	6,125	4,296	7,108	–	17,529

Alma R. Shuckhart	6,125	5,863	1,598	–	13,586

Grants in Last Fiscal Year

There were no grants of plan-based awards to the named executive officers in the year ended December 31, 2010.

Outstanding Equity Incentive Plan Awards at Fiscal Year-End

The following table provides information on all Equity Incentive Plan awards (if any) held by the named executive officers as of December 31, 2010. All outstanding stock option awards were subject to service-based vesting and are for stock options exercisable into shares of the Company’s Common Stock. All share prices and option exercise prices discussed throughout this document have been adjusted for the effects of the Company’s 1 for 100 reverse stock split effective after the close of business on December 15, 2010.

Outstanding Equity Awards at Fiscal Year End (2010)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

R. Eugene Taylor	–	–	–	$		–	–	$–	–	$–

Christopher G. Marshall	–	–	–			–	–	–	–	–

R. Bruce Singletary	–	–	–			–	–	–	–	–

Thomas J. Longe	107	–	–		633.29	5/23/11	–	–	–	–
	160	–	–		601.56	5/15/18	–	–	–	–

Stephen J. Gilhooly	266	–	–		1,389.58	4/18/16	–	–	–	–
	44	–	–		1,438.59	4/5/17	–	–	–	–
	52	–	–		788.96	3/25/18	–	–	–	–

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Michael D. Carrigan	425	–	–	1,072.46	2/9/14	–	–	–	–
	85	–	–	1,188.72	1/25/15	–	–	–	–

Michael H. Morris	–	–	–	–	–	–	–	–	–

Alma R. Shuckhart	255	–	–	584.28	3/26/12	–	–	–	–
	85	–	–	1,188.72	1/25/15	–	–	–	–
	58	–	–	788.96	3/25/18	–	–	–	–

(1)
The options listed were granted under the 2004 Equity Incentive Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment. Options may be exercised to purchase vested shares only. Upon termination of employment, options are forfeited with respect to any shares not then vested. All stock options were 100% vested with the closing of the NAFH Investment on September 30, 2010.

(2)	All restricted stock was 100% vested with the closing of the NAFH Investment on September 30, 2010.

Option Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options during the year ended December 31, 2010. Any unvested shares from restricted stock awards were 100% vested with the closing of the NAFH Investment on September 30, 2010. The closing price of our Common Stock on the Nasdaq Global Select Market was $40.00 on September 30, 2010, which was the vesting date.

Option Exercises and Stock Vested (2010)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

R. Eugene Taylor	–	$–	–	$–

Christopher G. Marshall	–	–	–	–

R. Bruce Singletary	–	–	–	–

Thomas J. Longe	–	–	36	2,206

Stephen J. Gilhooly	–	–	–	–

Michael D. Carrigan	–	–	76	3,804

Michael H. Morris	–	–	41	1,640

Alma R. Shuckhart	–	–	18	960

Salary Continuation Agreements

The Company maintained Salary Continuation Plans for the benefit of a select group of management and highly compensated employees. These agreements were designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant was entitled to receive a monthly retirement income benefit of up to 43% of the highest annual base salary in the three years immediately preceding retirement and had vesting terms of 10% per year (excluding Mrs. Shuckhart who was 100% vested during 2010). The Committee believes that these plans did not encourage the participants in the plans to take unnecessary and excessive risks that threaten the value of the Company due to the long-term vesting schedule and long-term nature of the benefit payout stream, and the Committee believes that the plans encouraged decision making that would have a positive impact on the long-range performance and welfare of the Company. In connection with the Investment by NAFH, these plans were terminated and on November 5, 2010, the amounts accrued under these plans through September 30, 2010 were paid out to the participants.

TIB Bank entered into a Salary Continuation Plan with certain of its named executive officers. The plan was a nonqualified deferred compensation arrangement that was designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant was entitled to receive a monthly retirement income benefit equal to 43% of the highest annual base salary in the three years immediately preceding termination of employment in the case of Mrs. Shuckhart and 40% for Messrs. Gilhooly and Carrigan. Mrs. Shuckhart was vested 100% in the benefit accrual balance. For Messrs. Gilhooly and Carrigan, the amount of the benefit was scheduled to vest 10% each year starting December 31, 2008 and was to become fully vested on or after December 31, 2017. Upon termination of employment prior to the normal retirement age, the participant was entitled to receive future annual payments subsequent to retirement age based upon the vested portion of the accrual balance, plus interest from the date of termination of employment to commencement of payments. If employment were to be terminated due to death or permanent disability prior to normal retirement age, the participant, or beneficiary in the event of death, was entitled to receive the full accrual balance for the year ending immediately prior to termination of employment. If the participant is actively employed by TIB Bank at the time of a change of control, the participant will receive a full retirement benefit based on a re-projection of what the normal retirement benefit would have been. The re-projected benefit was to be 43%, in the case of Mrs. Shuckhart, and 40%, in the case of Messrs. Gilhooly and Carrigan, of the highest base salary in the three years immediately preceding termination of employment increased annually by 4% until their normal retirement date. If the participant were to die after the commencement of benefits but before all benefits are paid, the participant’s beneficiary will receive the remaining benefits at the same time and in the same amounts that would have been paid to the participant had the participant survived. If the participant were to be entitled to benefit payments under the plan but died prior to the commencement of payments, the participant’s beneficiary was entitled to receive the benefits commencing on the first day of the month following the participant’s death in the case of Mrs. Shuckhart and the first day of the third month in the case of Messrs. Gilhooly and Carrigan.

The agreements for all participants were amended effective December 31, 2008 primarily to conform such agreements to the requirements of Section 409A of the Code and related regulations. As discussed above, these agreements were terminated on September 30, 2010 and the amounts accrued through such date were paid out to participants on November 5, 2010.

In connection with the plan, TIB Bank purchased single premium life insurance on several of the participants in order to finance the plan expenses and to also provide a split dollar life insurance benefit. Under the split dollar arrangement, the insured participant may name the beneficiary of an amount of life insurance equal to 60% of the policy death benefit in excess of the policy’s cash value at the time of the participant’s death. At any time prior to a change in control, TIB Bank was entitled to amend or terminate the arrangement. Following the NAFH Investment, a change of control in connection with the split dollar arrangement, the policy (or an equivalent replacement) and the split dollar arrangement with Ms. Shuckhart is required to remain in place for the remainder of the participant’s life unless terminated by mutual agreement of the participant and TIB Bank. The cash values of these policies are carried as an asset on our financial statements. Information relative to these policies is shown below:

Name	Insurance Policy Premium Paid by TIB Bank	Cash Value at December 31, 2010	Officer Survivor’s Benefit at December 31, 2010	Imputed Income of Insurance Coverage Included in Officer’s 2010 Taxable Wages

R. Eugene Taylor	$–	$–	$–	$–

Christopher G. Marshall	–	–	–	–

R. Bruce Singletary	–	–	–	–

Thomas J. Longe	400,000	597,874	–	–

Stephen J. Gilhooly	–	–	–	–

Michael D. Carrigan	–	–	–

Michael H. Morris	–	–	–

Alma R. Shuckhart	770,000	1,067,957	735,921	1,571

Nonqualified Deferred Compensation Table

The table below details the activity related to nonqualified deferred compensation.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals	Aggregate Balance at Last Fiscal Year End

R. Eugene Taylor	$–	$–	$–	$–	$–

Christopher G. Marshall	–	–	–	–	–

R. Bruce Singletary	–	–	–	–	–

Thomas J. Longe	–	–	–	–	–

Stephen J. Gilhooly (1)	–	47,217	10,778	200,329	–

Michael D. Carrigan (1)	–	59,023	13,473	250,421	–

Michael H. Morris	–	–	–	–	–

Alma R. Shuckhart (1)	–	39,841	30,988	607,945	–

(1)
The amounts reported represent the supplemental retirement benefits provided to the executives under the nonqualified deferred compensation provisions of the salary continuation agreements discussed above.

Employment Agreements

In this regard, the employment agreements with our named executive officers provided for severance payments if a termination of employment occurs under certain circumstances. As discussed under “Compensation Discussion and Analysis,” due to the Company’s participation in the CPP, our named executive officers are unable to receive any severance payments if their employment was terminated for reasons other than death or disability before the preferred stock issued to the U.S. Department of the Treasury pursuant to the CPP was redeemed.

The Company and TIB Bank entered into employment agreements with each of Mr. Carrigan and Mrs. Shuckhart for a term of three years and with Mr. Gilhooly for a term of two years. TIB Bank and Naples Capital Advisors, Inc. entered into an employment agreement with Mr. Morris for a term of three years. Primarily to achieve compliance with Section 409A of the Internal Revenue Code, these agreements were amended and restated effective January 1, 2009. On May 27, 2009 the Company and TIB Bank entered into an employment agreement with Mr. Longe for a term of two years. The agreements provided for a base salary, discretionary bonuses as approved by the Board of Directors and the Compensation Committee, and such other benefits as provided by the Company and its subsidiaries to their employees generally. The agreements also provided that the executives would receive severance benefits if, prior to their respective agreement's expiration, we voluntarily terminate employment “without cause” (as defined in the agreements) or he or she terminates his employment for “good reason absent a change in control” (“good reason” in the case of Mr. Longe) (as defined in the agreements) (collectively, “Early Termination”). In the event of Early Termination, the executives would be entitled to severance payments consistent with our normal payroll payment dates for a period of one year in the case of Mr. Longe and two years in the case of Mrs. Shuckhart and Messrs. Gilhooly, Carrigan and Morris (except three years for good reason in the case of Mr. Morris) at amounts totaling an annual sum equal to the greater of (i) a continuation of the base salary in effect at the time of termination, or (ii) a higher base salary paid anytime during the 36 months preceding the time of termination. The executives were also entitled to receive an annual amount, during the same period described above, which equals the amount of any incentive cash bonus payment paid during the year prior to termination. Additionally, we would pay any unpaid base salary due to the executives at the time of termination and pay for continuation of health care benefits following termination for up to 18 months (12 months in the case of Mr. Longe). The employment agreements also contained confidentiality provisions and covenants not to solicit employees or clients during the employment term and for periods following termination of employment during which the executive is receiving any salary continuation payments from us. If after a change in control, the executive’s employment were to be terminated by the Company (or successor thereto) or the executive terminates employment for “good reason with a change in control” (as defined in the agreements) the executive is entitled to receive a lump sum payment equal to two times the average base annual salary received by the executive during the three year period prior to such termination in the case of Mrs. Shuckhart and Messrs. Gilhooly, Carrigan and Morris. Upon the closing of a change in control, Mr. Longe was entitled to receive a lump sum payment an amount equal to two times the sum of the then base annual salary and any bonus paid within the prior twelve month period. In addition, if the payment were to impose any excise tax on the executive under Section 280G of the Internal Revenue Code of 1986, then we were required to make an additional payment to the executive such that, after such payment, the executive would be reimbursed in full for such excise tax payment.

As a result of our participation in the CPP, the named executive officers entered into agreements with the Company which effectively waived any provisions of their employment agreements which do not comply with executive compensation restrictions and limitations prescribed by recently enacted legislation. As a result of our participation in the CPP, any severance and change in control payments, cash incentive bonus payments, and stock option grants to the named executive officers were subject to the guidelines and requirements of the CPP program as long as the United States Department of the Treasury had an ownership in the Company. As discussed above, the Treasury’s interest in the Company was repurchased on September 30, 2010. Accordingly, the Company was not subject to such limitations and restrictions subsequent to that date. Additionally, in connection with the Investment by NAFH, these employment agreements were terminated on September 30, 2010.

The following are the estimated payments that would have been provided to each of the named executive officers if the executive officer’s employment was terminated on December 31, 2010 or a change in control of the Company had taken place on December 31, 2010:

Potential Payments upon Termination or Change in Control (2010)

On December 31, 2010	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control	Termination Due to Death	Termination Due to Disability

Thomas J. Longe
Salary and bonus	$–	$–	$–	$–	$–
Accelerated restricted stock vesting	–	–	–	–	–
Accelerated option vesting	–	–	–	–	–
SERP benefits	–	–	–	–	–
Other benefits	–	–	–	–	–
Tax gross-up	–	–	–	–	–
Total value	$–	$–	$–	$–	$–

Stephen J. Gilhooly
Salary and bonus	$–	$–	$–	$–	$–
Accelerated restricted stock vesting	–	–	–	–	–
Accelerated option vesting	–	–	–	–	–
SERP benefits	–	–	–	–	–
Other benefits	–	–	–	–	–
Tax gross-up	–	–	–	–	–
Total value	$–	$–	$–	$–	$–

Michael D. Carrigan
Salary and bonus	$–	$–	$–	$–	$–
Accelerated restricted stock vesting	–	–	–	–	–
Accelerated option vesting	–	–	–	–	–
SERP benefits	–	–	–	–	–
Other benefits	–	–	–	–	–
Tax gross-up	–	–	–	–	–
Total value	$–	$–	$–	$–	$–

Michael H. Morris
Salary and bonus	$–	$–	$–	$–	$–
Accelerated restricted stock vesting	–	–	–	–	–
Accelerated option vesting	–	–	–	–	–
SERP benefits	–	–	–	–	–
Other benefits	–	–	–	–	–
Tax gross-up	–	–	–	–	–
Total value	$–	$–	$–	$–	$–

On December 31, 2010	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control	Termination Due to Death		Termination Due to Disability

Alma R. Shuckhart
Salary and bonus	$–	$–	$–	$–		$–
Accelerated restricted stock vesting	–	–	–	–		–
Accelerated option vesting	–	–	–	–		–
SERP benefits	–	–	–	–		–
Other benefits	–	–	–	735,921	(1)	–
Tax gross-up	–	–	–	–		–
Total value	$–	$–	$–	$735,921		$–

(1)	The amount for Mrs. Shuckhart associated with the caption “Other Benefits” relates to the life insurance policy discussed above and represents the survivor’s benefit as of December 31, 2010.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Equity Compensation Plans (2010)

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1)

Equity compensation plans approved by security holders	7,382	(2)	$686.68	241,576	(3)

Equity compensation plans not approved by security holders (4)	76		894.42	N/A

Total	7,458		$688.80	241,576

(1)	Refers to shares of Common Stock.

(2)	Consists of options issued under the 1994 Incentive Stock Option Plan and the 2004 Plan.

(3)	Consists of shares available for issuance under the 2004 Plan.

(4)
Consists of options issued in exchange for options to purchase common stock of The Bank of Venice pursuant to the relevant terms of the merger agreement between TIB Financial Corp. and The Bank of Venice.

DIRECTOR COMPENSATION

Prior to September 30, 2010, all of the members of the Board of Directors of the Company who were not employees of our subsidiaries received a quarterly retainer of $5,000 and $750 for attending each of the 12 regular board meetings, for a total of up to $29,000 annually. Directors who were officers of the Company received only the quarterly retainer while serving in the capacity as both Directors and officers simultaneously. The Chairman and Vice Chairman of the Board received an additional $5,000 quarterly retainer. The Chairman of the Audit and Risk Committee received an additional $4,375 quarterly retainer for a total of up to $46,500 annually. The Chairman of the Corporate Governance and Nominating Committee received an additional $5,000 quarterly retainer for a total of up to $49,000 annually. The Chairman of the Compensation Committee received an additional $3,750 quarterly retainer for a total of up to $44,000 annually. Committee members received additional meeting fees of $600 per committee meeting attended.

Subsequent to September 30, 2010, Messrs. Boaz and Gutman, who are members of the Board of Directors of the Company who are not employees of any of our affiliated companies, received a quarterly retainer of $5,000 for a total of up to $20,000 annually. Subsequent to September 30, 2010, all of the members of the Board of Directors of the Company who are not employees of our affiliated companies received $750 for attending each of the 12 regular board meetings, for a total of up to $9,000 annually. Committee members who are not employees of affiliated companies received additional meeting fees of $600 per committee meeting attended.

Director Compensation Table (2010)

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Current Directors
Bradley A. Boaz	$45,800	$–	$–	$–	$–	$–	$45,800
Peter N. Foss	3,750	–	–	–	–	–	3,750
Howard B. Gutman	50,900	–	–	–	–	–	50,900
William A. Hodges	2,850	–	–	–	–	–	2,850
Christopher G. Marshall	–	–	–	–	–	–	–
R. Bruce Singletary	–	–	–	–	–	–	–
R. Eugene Taylor	–	–	–	–	–	–	–

Former Directors
Richard Bricker	50,400	–	–	–	–	–	50,400
Paul Jones (1)	50,100	–	–	–	–	10,941	61,041
John Parks	48,525	–	–	–	–	–	48,525
Marvin Schindler	46,800	–	–	–	–	–	46,800
Otis Wallace	40,050	–	–	–	–	–	40,050

(1)	The amount reported for All Other Compensation represents the cost to the Company for health insurance coverage.

AUDIT AND RISK COMMITTEE REPORT

We have established an Audit and Risk Committee of the Board of Directors which consists of Messrs. Boaz, Foss and Hodges, each of whom meets the requirement of an independent director as defined by the Nasdaq listing rules. The Board of Directors has determined that Mr. Boaz qualifies as an “audit committee financial expert.” The Audit and Risk Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit and Risk Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of the Audit and Risk Committee’s Charter is available on our website at www.tibfinancialcorp.com. The Audit and Risk Committee held ten meetings during 2010.

The responsibilities of the Audit and Risk Committee include recommending to the Board an accounting firm to serve as our independent registered public accounting firm. The Audit and Risk Committee reviews our financial statements and internal accounting policies and controls; reviews with the independent accountants the scope of their engagement and all material matters relating to financial reporting and accounting procedures of the Company; as members of the Board of Directors, reviews at regular meetings of the Board, loan portfolio information, with particular attention given to classified loans, loans past due, nonperforming loans and trends regarding the same; and reviews reports of examination by regulatory authorities. The Audit and Risk Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules.

This year, the Audit and Risk Committee reviewed the Audit and Risk Committee Charter and, after appropriate review and discussion, the Audit and Risk Committee determined that the Committee had fulfilled its responsibilities under the Audit and Risk Committee Charter. The Audit and Risk Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2010 was compatible with applicable independence standards.

The Audit and Risk Committee is responsible for recommending to the Board that our financial statements be included in our quarterly and annual reports. The Audit and Risk Committee took a number of steps in making this recommendation for 2010. First, the Audit and Risk Committee discussed with our independent auditors those matters the auditors communicated to and discussed with the Audit and Risk Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit and Risk Committee in overseeing the financial reporting and disclosure process. Second, the Audit and Risk Committee discussed with the auditors the matters required to be discussed the auditor’s independence with the auditors and received a letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Risk Committee concerning independence. This discussion and disclosure informed the Audit and Risk Committee of the auditor’s independence, and assisted the Audit and Risk Committee in evaluating such independence. Finally, the Audit and Risk Committee reviewed and discussed, with our management and the auditors, our audited consolidated financial statements as of, and for the year ended, December 31, 2010. Based on the discussions with the auditors concerning the audit, independence, the financial statement review, and additional matters deemed relevant and appropriate by the Audit and Risk Committee, the Audit and Risk Committee  recommended to the Board that our Annual Report on Form 10-K include the financial statements, and also concurred with the independence of Crowe Horwath LLP, our auditors during 2010. The Audit and Risk Committee also selected PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 and recommended that the selection be presented to the Company’s shareholders for ratification.

This report is submitted by the members of the Audit and Risk Committee:

Peter N. Foss (Chairman)
Bradley A. Boaz
William A. Hodges

Certain Transactions

Certain of the executive officers and directors of the Company and the Banks and our principal shareholders and affiliates of such persons have, from time to time, engaged in banking transactions with TIB Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by TIB Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2010 and 2009, we paid $267,976 and $262,371, respectively, for the lease of a bank branch to a company in which Mr. Longe’s brother-in-law is a 25% owner.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and which would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, other than certain limited exceptions such as transactions where the aggregate amount involved is expected to be less than $120,000, ordinary course bank loans, indemnification payments, compensation arrangements, transactions with an entity where the related party is involved solely as a director and/or as an owner of less than 10% of the equity, or transactions arising from ownership in our securities where the related party receives only a pro rata share of the benefits given to all other shareholders. Under the policy, our Audit and Risk Committee has the responsibility for the review of all related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To the Company’s knowledge, based solely on a review of reports that were filed with the SEC, all filing requirements under Section 16(a) were complied with during 2010, except that Messrs. Foss, Hodges, Marshall, Singletary and Taylor failed to timely file Form 3 reports.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee of the Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit and Risk Committee and Board of Directors each deem it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of PWC as the Company’s independent registered public accounting firm, the Audit and Risk Committee will evaluate the matter and consider what action, if any, to take as a result. PWC has acted as the independent registered public accounting firm since April 19, 2011. A representative of PWC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.

Dismissal of Crowe Horwath, LLP

Effective April 19, 2011, the Company dismissed Crowe Horwath, LLP (“Crowe”) as the Company’s independent registered public accounting firm. The decision to change independent registered public accounting firms was recommended and approved by the Audit and Risk Committee of the Board of Directors.

During the fiscal years ended December 31, 2010 and December 31, 2009 and during the period from January 1, 2011 through April 19, 2011, the Company had (i) no disagreements with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Crowe’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such year and interim periods and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

Crowe’s report on the Company’s consolidated financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 does not contain any adverse opinion or disclaimer of opinion, nor is it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2010 and December 31, 2009 and during the period from January 1, 2011 through April 19, 2011, neither the Company nor anyone on its behalf has consulted with PWC regarding (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements and neither a written report was provided to the Company or oral advice was provided that PWC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-X, or any reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Crowe with a copy of the disclosures and requested that Crowe furnish the Company with a letter addressed to the SEC stating whether or not Crowe agrees with the above statements. A copy of such letter, dated April 20, 2011, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 20, 2011.

No representatives of Crowe are expected to be present at the Annual Meeting.

Fees Paid to the Independent Auditors

For the years ended December 31, 2010 and 2009, the Company retained Crowe to provide services in the categories and amounts presented below. Unless otherwise indicated, fees for fiscal 2010 and 2009 were billed by Crowe.

	Fiscal 2010	Fiscal 2009

Audit fees	$235,000	$225,000
Audit-related fees	38,795	37,169
Tax fees	32,500	38,025
All other fees	2,349	–
Total fees	$308,644	$300,194

Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-K and 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. This includes consulting on financial accounting/reporting standards.

Tax Fees – These are fees for professional services performed by Crowe with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

All Other Fees – These are fees for other permissible work performed by Crowe that does not meet the above category descriptions.

All services that were rendered by Crowe in 2010 and 2009 were permissible under applicable laws and regulations, and audit services were pre-approved by the Audit and Risk Committee. The Audit and Risk Committee is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit and Risk Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Audit and Risk Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit and Risk Committee. Pursuant to rules of the SEC, the fees paid to Crowe for services are disclosed in the table above under the categories listed below. These services are actively monitored (both spending level and work content) by the Audit and Risk Committee to maintain the appropriate objectivity and independence in the core work of the independent auditors, which is the audit of our consolidated financial statements.

PROPOSAL 3:  ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and embodied in Section 14A of the Securities and Exchange Act of 1934, as amended, requires that certain companies include in their proxy statement a resolution subject to shareholder vote on the compensation paid to our named executive officers as disclosed in this proxy statement (commonly referred to as “Say-on-Pay”).

The compensation paid to our named executive officers is disclosed on pages 12 to 27 of this proxy statement in the sections entitled “Executive Compensation” and “Compensation Discussion and Analysis.” We believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of TIB Financial Corp.’s named executive officers who are set forth in the Summary Compensation Table of this proxy statement, as disclosed and described in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this proxy statement.”

If there is no designation on any proxy as to how the shares represented should be voted, the proxy will be voted for the approval of the compensation paid to the Company’s named executive officers. The proposal will be approved if the votes cast for approval exceed the votes cast against approval.

Your vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors; to create or imply any change to the fiduciary duties of the Company or the Board of Directors; or to create or imply any additional fiduciary duties for the Company or the Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OVERALL COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES THE RELATED NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 4:  ADVISORY (NONBINDING) VOTE ON FREQUENCY OF “SAY ON PAY”

The Dodd-Frank Act also requires that certain companies provide shareholders with the opportunity to vote, on a nonbinding advisory basis, for their preference as to how frequently the company should conduct an advisory say-on-pay vote. This proposal provides shareholders with the opportunity to choose among four options (holding the say-on-pay vote every year, every two years, or every three years, or abstain from voting).

The Board of Directors has determined that a say-on-pay vote that occurs once every three years is the most appropriate alternative for the Company and will provide our shareholders with sufficient time to evaluate the effectiveness of the Company’s overall process for determining executive compensation, the elements of executive compensation and the Company’s compensation programs. A say-on-pay vote occurring every three years will also permit shareholders to observe and evaluate the effect of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation.

Your vote on Proposal 4 is advisory, which means that it is not binding on the Company, the Compensation Committee, or the Board of Directors. The Company recognizes that our shareholders may have different views as to their preferences on the frequency of the say-on-pay vote. The Board of Directors will carefully review the outcome of the frequency vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the Company’s and the shareholders’ long-term best interest to hold a say-on-pay vote more or less frequently than the frequency receiving the most votes cast by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF “ONCE EVERY THREE YEARS” AS THE PREFERRED FREQUENCY FOR SAY-ON-PAY VOTES.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board. In accordance with our Bylaws, nominations must be made in writing and must be delivered to or mailed to and received by the Secretary of the Company not less than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Shareholders. This Proxy Statement and the enclosed Proxy are being first mailed to Company shareholders on or about April 29, 2011. Therefore, shareholder nominations for election at next year’s Annual Meeting must be received no later than the close of business on December 30, 2011. Nominations must be in accordance with the procedures and include the information required by the Company’s Bylaws.

A shareholder who desires to have his or her proposal included in next year’s Proxy Statement must deliver the proposal to the Secretary of the Company no later than the close of business on December 30, 2011. This submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in the Company’s stock transfer records), the number of Company shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Submissions must be in accordance with the procedures and include the information required by the Company’s Bylaws.

ADDITIONAL INFORMATION

Copies of our 2010 Annual Report on Form 10-K are being mailed to all shareholders together with this Proxy Statement.  Additional copies of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the year ended December 31, 2010 may be obtained without charge upon written request to Nancy A. Snow, Secretary, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

Costs of Soliciting Proxies. We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have also retained Broadridge Financial Solutions (“Broadridge”) to aid in the search for shareholders and the delivery of proxy materials, maintain the Internet website where we will make our proxy card available for voting in accordance with new SEC e-proxy rules, establish and operate an online and telephonic voting platform and process and tabulate all votes. We estimate that the aggregate fees, excluding costs for postage and envelopes, to be paid to Broadridge will be $8,000. In addition, as part of the services provided to us as our transfer agent, Broadridge will assist us in identifying recordholders.

Directions to Our Annual Meeting. Requests for directions to Naples Beach Hotel should be directed to Nancy A. Snow, 599 9th Street North, Suite 101, Naples, FL 34102 (telephone number 919-645-6312).

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

**TIB FINANCIAL CORP. – ANNUAL MEETING, MAY 24, 2011**

# YOUR VOTE IS IMPORTANT!

**PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS**

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

M36006-P11331

**REVOCABLE PROXY**

## TIB FINANCIAL CORP.

**ANNUAL MEETING OF SHAREHOLDERS**

**MAY 24, 2011 – 8:30 a.m.**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned hereby appoints R. Eugene Taylor and Christopher G. Marshall, and each or any of them, proxies of the undersigned with full power of substitution to vote all of the shares of TIB Financial Corp. that the undersigned may be entitled to vote at TIB Financial Corp.'s Annual Meeting of Shareholders to be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida 34102 on May 24, 2011, at 8:30 a.m. Eastern Daylight Time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

**PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.**

*(Continued, and to be marked, dated and signed, on the other side)*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS**
If you would like to reduce the costs incurred by TIB Financial Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TIB Financial Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M36005-P11331 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**TIB FINANCIAL CORP.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors: To elect four nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2013 and two nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2012: | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Class I Directors:**
01) Peter N. Foss
02) Howard B. Gutman
03) Christopher G. Marshall
04) R. Bruce Singletary

**Class II Directors:**
05) William A. Hodges
06) R. Eugene Taylor

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS LISTED IN ITEMS 2 AND 3 AND FOR "EVERY THREE YEARS" IN ITEM 4.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011: | ☐ | ☐ | ☐ |
| 3. Approval of a nonbinding advisory proposal on executive compensation matters: | ☐ | ☐ | ☐ |

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Approval of a nonbinding advisory proposal on the frequency of future advisory proposals on executive compensation matters: | ☐ | ☐ | ☐ | ☐ |

**DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.**

**PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.**

**WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.**

Please be sure to sign and date this Proxy in the box below.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date